Exhibit 10.58
FIFTH AMENDMENT
TO THE
TRUIST FINANCIAL CORPORATION PENSION PLAN
(October 1, 2020 Restatement)

WHEREAS, the Truist Financial Corporation Pension Plan (the “Plan”) was originally adopted effective as of October 1, 1944;
WHEREAS, the Plan was most recently restated effective as of October 1, 2020;
WHEREAS, under Section 7.2.1 of the Plan, the Board of Directors (the “Board”) of Truist Financial Corporation (the “Company”) has the right at any time to amend the Plan; and
WHEREAS, the Board wishes to amend the Plan to specifically provide for the purchase of annuity contracts to pay Plan benefits to certain retirees and other payees.
NOW, THEREFORE, effective July 1, 2023, the Plan is hereby amended in the respects hereinafter set forth:
1.    A new Section 4.3.3(a) is added to the Plan to read as follows:
(a)    2023 Annuity Purchase: The Plan shall purchase annuity contracts no later than December 31, 2023 for certain participants and other payees whose annuity starting date was January 1, 2023 or earlier based on benefits accrued solely under the SunTrust Banks, Inc. Retirement Plan (which subsequently merged into this plan) earned prior to December 6, 2019, and such total monthly benefit under the SunTrust Plan is less than $600 per month. The annuity contract shall comply with the requirements of Code Section 417 to the extent applicable under this plan and shall be nontransferable. After the purchase and distribution to the participant or the beneficiary of the certificate describing the annuity contract and the benefits the participant or the beneficiary is entitled to thereunder, the plan shall have no further obligation to make payment with respect to any benefits that had been earned by such person under the plan, and such individual shall cease to be a plan participant or beneficiary, as applicable. Notwithstanding the foregoing, no annuity contract shall be purchased with respect to the following categories of payees:

(i)    Any payee who ceases to be in pay status under the plan before such payee’s benefit is covered by the annuity contract;

(ii)    Any payee whose plan benefit is paid under an annuity contract previously provided by the plan;
(iii)    Any payee whose plan benefit includes a cost of living adjustment;

(iv)    Any payee who is entitled to disability benefits under The Truist Financial Corporation Long-Term Disability Plan or other group disability plan of an affiliated employer or acquired employer as determined by the Committee; and
(v)    The payee has certain missing or uncertain data elements (e.g. benefits suspended; missing payment form, date of birth, beneficiary’s information, missing or bad address information) or other condition, as determined by the Committee, such that it is not suitable to transfer the payee’s Plan benefit to an insurance company.

Executed on this 25 day of September , 2023.

TRUIST FINANCIAL CORPORATION
By:     /s/ Ellen Fitzsimmons
Title: Chief Legal Officer and Head of Public
Affairs

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